Exhibit 10.3

NEXT WATER-ENERGY SYNERGY

Smart Water-Energy Synergy System Development Contract

Party A (Employer): Starlight Garden Limited

Party B (Developer): Next Technology Holding Inc.

Whereas：

Party A intends to promote water supply pipeline leakage control, intelligent operation management, and water-energy synergy optimization projects to achieve leakage rate optimization, operational efficiency improvement, management digitalization, energy consumption reduction, and carbon emission reduction goals.

Party B has the capability of developing the NEXT WATER-ENERGY SYNERGY Smart Water-Energy Synergy System (hereinafter referred to as the “System”), integrating equipment, and implementing projects, which can adapt to carbon peaking/carbon neutrality monitoring, renewable energy access and other needs, and meet all-dimensional requirements of Party A’s project.

In accordance with the principles of equality, voluntariness and mutual benefit, and based on international business practices, the two parties hereby enter into this agreement regarding Party B providing System development and project implementation services to Party A.

Article 1 Project Overview

1.1 Project Name

NEXT WATER-ENERGY SYNERGY Intelligent Management and Energy Synergy Optimization Integrated Application Project

1.2 Project Goals

(1) By the end of 2026, the water supply pipeline leakage rate ≤ 8% (production and sales difference ≤ 10%), and the comprehensive energy consumption of water operations reduced by ≥ 15% compared with that before transformation;

(2) Establish a full-process System covering “perception-platform-dispatching-energy synergy”, realizing real-time collection, correlation analysis and visual management of water and energy data (energy consumption, PV, carbon emissions);

(3) Remote transmission coverage rate of water meters with DN40 and above ≥ 100%, remote transmission water volume ratio ≥ 95%, energy consumption monitoring coverage rate of water links ≥ 100%, PV monitoring accuracy ≥ 99% ;

(4) Establish a “water-energy” synergy data security system to ensure the security of pipeline network, user, operation, energy consumption and carbon emission reduction data;

(5) Annual carbon emission reduction ≥ 50 tons of CO₂, annual power generation of PV equipment ≥ 100,000 kWh (adapting to microgrid access).

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Article 2 Project Content and Scope

Party B shall complete the following core tasks to ensure the implementation of the System (including energy synergy module) and the achievement of project goals:

2.1 Core Module Development of the System

Module Name	Content
Optimized management of infrastructure	Retain the original pipeline network management function, and add spatial positioning and status monitoring of energy consumption monitoring points (key equipment of water plants and pump stations)
Marketing optimization management	Retain the original water sales analysis and production-sales difference calculation functions, and add “water volume-energy consumption” correlation analysis (e.g., statistics of energy waste caused by leakage)
Leak control management	Retain DMA zoned metering and leakage point early warning functions, and add a “leakage repair-energy saving” calculation model
Scheduling optimization management	Combine pressure, flow and water quality data, and add an “energy cost-oriented” dispatching strategy (e.g., giving priority to high-energy-consuming equipment during PV peak periods)
Energy optimization management	① Energy consumption monitoring: real-time collection of voltage/current/power of water plant and pump station equipment (collection frequency ≤ 5 minutes/time); ② PV synergy: connect to PV inverters to monitor power generation/grid-connected status (delay ≤ 10 seconds); ③ Carbon emission reduction accounting: generate daily/monthly/annual emission reduction reports in accordance with ISO 14064
Optimisation Centre	Summarize water anomalies (abrupt water volume changes, equipment failures) and energy anomalies (abrupt energy consumption increases, PV power outages), and generate joint optimization suggestions

2.2 Construction of Dispatching Command Center

Hardware Deployment: Add energy monitoring terminals (energy consumption collectors, PV data receivers) to adapt to the dual-dimensional data processing needs of “water + energy”.

Software Function: Develop a B/S architecture visual sub-platform to display real-time energy consumption of each water link, PV power generation and carbon emission reduction progress, supporting multi-terminal access and hierarchical permission control.

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2.3 Deployment and Integration of Perception Layer Equipment

Equipment Type	Requirements
Existing water sensing equipment	Retain flow, pressure and water quality equipment to ensure data accuracy ≥ 99% and breakpoint resume
Add energy sensing equipment	① Energy consumption meters: in line with IEC 61850 standard, deployed in distribution boxes; ② PV monitoring equipment: including irradiance sensors (0-2000W/m²) and inverter data collectors; ③ Carbon emission meters: deployed in gas equipment and power access points
Equipment integration	Coordinate data collection frequency of energy and water equipment (energy consumption ≤ 5 minutes/time, PV ≤ 15 minutes/time, carbon emission ≤ 1 hour/time)

2.4 Supporting System Construction

1. “Water-Energy” Synergy Data Warehouse: Add hierarchical modeling of energy data (energy consumption, PV, carbon emissions) to support “water volume-energy consumption-carbon emission” correlation analysis.

2. Carbon Emission Reduction Accounting Subsystem: Build a model in accordance with ISO 14064, automatically capture data and generate internationally certified carbon accounting documents.

3. Data Security System: Energy consumption, PV and carbon emission data are transmitted with AES-256 encryption to adapt to the security needs of energy equipment access.

Article 3 Project Cycle

Total cycle: 18 months, divided into 5 phases：

Phase	Cycle	English Core Work
Data consolidation	1-3 Month	Refine requirements, collect basic water data, and simultaneously collect Party A’s 2-year historical energy consumption data, power grid parameters and PV planning drawings
Development and procurement	4-5 Month	Develop System software modules (including energy optimization module), purchase water hardware, and simultaneously purchase energy consumption meters and PV monitoring equipment
Deployment and debugging	6-15 Month	Install water equipment, conduct system integration and joint debugging, and simultaneously complete the installation of energy perception equipment and “water-energy” data joint debugging
Test run	16-17 Month	Conduct System trial operation and water operation training, and simultaneously conduct trial operation of energy synergy functions and provide ≥ 2 special trainings on energy optimization
Acceptance and delivery	18 Month	Conduct System acceptance and deliver results, adding energy-dimensional acceptance (energy consumption reduction rate, carbon emission reduction, PV power generation)

Agreement on Construction Period Delay: If the delay is caused by Party A’s failure to cooperate with PV grid connection, Party B may apply for a construction period extension; if the delay is caused by Party B’s own reasons, Party B shall bear responsibility in accordance with Article 10 of this Contract.

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Article 4 Technical Requirements

4.1 Applicable Standards

Category	English Standards
Basic standard	National/industry standards ISO 9001, IP68
Special standards for energy	IEC 61850 (power system automation), ISO 14064 (greenhouse gas accounting),

4.2 Key Technical Indicators

Indicator Type	English Requirements
Energy data acquisition	Energy consumption data loss rate ≤ 0.1%, PV data transmission delay ≤ 10 seconds, carbon accounting result error rate ≤ 2%
System response	Ordinary query of energy module ≤ 3 seconds, carbon emission reduction report generation ≤ 8 seconds
Compatibility	Support connection with Party A’s existing power grid system (SCADA), provide API/Web Service interfaces
Photovoltaic collaboration	PV power generation prediction accuracy ≥ 85%, supporting automatic linkage with water dispatching strategies

Article 5 Rights and Obligations of Both Parties

5.1 Rights and Obligations of Party A

1. Supervise the development progress of the energy module and put forward rectification requirements for the accuracy of energy data (rectification period ≤ 15 working days); 2. Participate in the acceptance of delivered energy perception equipment and confirm that the equipment model is consistent with the Contract

2. Provide basic energy data (historical energy consumption, power grid access permit, PV site planning drawing) within 20 working days after the Contract takes effect; 2. Coordinate with the power department to cooperate with PV equipment grid-connected debugging, and provide temporary power supply and network interface for the PV site; 3. Organize energy-related departments to participate in System acceptance and confirm the carbon emission reduction and energy consumption reduction rate in accordance with the agreement

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5.2 Rights and Obligations of Party B

1. Have the right to apply for cost compensation if the cost increases due to Party A’s failure to provide energy data in a timely manner or cooperate with PV grid connection

2. Provide original factory qualification certificates for energy perception equipment (energy consumption meters include MID certification), and the carbon emission reduction module shall pass the accounting verification of a third party (e.g., SGS); 2. Provide ≥ 2 “special trainings on energy optimization” (including energy consumption analysis, carbon accounting, PV dispatching); 3. Bear a 5-year confidentiality responsibility for energy consumption, carbon emission reduction and PV power generation data; 4. Deliver complete documents of the energy module (energy optimization manual, carbon accounting algorithm description, PV connection agreement) upon acceptance

Article 6 Delivery and Acceptance

6.1 Acceptance Standards

Acceptance Type	Standards
Interim acceptance	Pass rate of delivered energy perception equipment ≥ 100%, completion rate of energy module development ≥ 100%
Final acceptance	1. Water goal: leakage rate ≤ 8%, water meter remote transmission coverage rate ≥ 100%; 2. Energy goal: energy consumption reduction ≥ 15%, annual PV power generation ≥ 100,000 kWh, annual carbon emission reduction ≥ 50 tons of CO₂; 3. System goal: energy data accuracy ≥ 99%, carbon accounting error ≤ 2%

6.2 Acceptance Process

1. After completing the phased work, Party B shall submit the System Acceptance Application and materials (phased work report, test records, equipment certificate).

2. Party A shall organize acceptance within 10 working days after receiving the application, and issue the Phased Acceptance Report if qualified; if unqualified, Party B shall rectify within 15 working days, and the rectification shall not exceed 2 times.

3. After the project is fully completed, Party B shall submit the Final Acceptance Application, and Party A shall organize acceptance within 20 working days and issue the Final Acceptance Report if qualified.

4. Dispute Resolution: Disputes related to the accuracy of energy data and carbon emission reduction accounting shall be evaluated by an internationally recognized institution (e.g., SGS, DNV), and the expenses shall be borne by the responsible party.

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Article 7 Contract Amount and Payment

7.1 Total Project Cost

Total Amount: USD 7,200,000.00, with the cost composition as follows:

Cost Category	Amount (USD)	Description
Software development	2,800,000.00	Including original water modules, adding energy optimization module, carbon emission reduction accounting subsystem development and interface adaptation
Hardware equipment procurement and installation	3,800,000.00	Including original water equipment, adding energy consumption meters (120 units), PV monitoring equipment (5 sets), carbon emission meters (10 units) and international logistics
Technical service	480,000.00	Including original water training and quality assurance, adding energy optimization training (2 times), third-party verification of carbon accounting, and PV grid-connected technical support
Other expenses	120,000.00	Including cross-border travel expenses and customs duties, adding auxiliary materials for PV equipment installation and carbon certification service fees

7.2 Payment Method and Phases

1. Payment Method: Party A shall transfer funds to Party B’s designated international bank account.By mutual agreement, a third party is allowed to collect and pay on behalf of both parties.

2. Payment Phases:

Payment Phase	Payment Ratio	Amount (USD)	Payment Conditions
Advance charge,	40%	2,880,000.00	Within 15 working days after the Contract takes effect (for System development startup and hardware procurement)
Energy Module Milestone	20%	1,440,000.00	Within 15 working days after the energy optimization module is developed and passes the phased acceptance
Final acceptance payment	40%	2,880,000.00	Within 15 working days after the System (including energy synergy) passes the final acceptance

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Article 8 Intellectual Property and Confidentiality

8.1 Intellectual Property

Right Owner	Content
Party A	Enjoy permanent right to use the System (including energy module) and ownership of “water-energy” data generated by the System
Party B	Enjoy the software copyright of the System (including energy optimization algorithm, carbon accounting model, PV synergy logic), and the intellectual property rights of jointly developed energy derivative modules belong to Party B

Confidentiality Clause

1. Confidential Scope: Including but not limited to Party A’s energy consumption data, carbon emission reduction data, PV power generation data, and Party B’s System algorithms and technical documents.

2. Confidentiality Period: The confidentiality period for energy consumption, carbon emission reduction and PV power generation data is 5 years, and the confidentiality period for other trade secrets is 3 years after the Contract is terminated.

3. Liability for Breach: Any party that discloses confidential information shall pay a penalty of 20% of the total contract amount (USD 1,440,000.00) and compensate the other party for direct losses.

Article 9 Liability for Breach

9.1 Party A’s Liability for Breach

Breach Scenario	Liability
Overdue payment	Pay a penalty of 0.05% of the overdue amount per day; if overdue for more than 60 days, Party B has the right to suspend System development, and Party A shall compensate Party B for 120% of the invested cost
Failure to provide energy data or cooperate with photovoltaic grid connection	Compensate Party B for additional costs incurred due to waiting for data and on-site coordination
Unauthorized transfer of systems or secondary development	Pay a penalty of 5% of the total contract amount (USD 360,000.00)

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9.2 Party B’s Liability for Breach

Breach Scenario	Liability
Overdue delivery systems	Pay a penalty of 0.05% of the total contract amount (USD 3,600.00) per day; if overdue for more than 60 days, Party A has the right to terminate the Contract, and Party B shall refund the received payment and compensate for losses
The energy module is not up to standard (e.g. carbon accounting error exceeds 2%)	Pay a penalty of 5% of the total contract amount (USD 360,000.00) and rectify within 15 working days
More than 48 hours of maintenance for faults during the warranty period of photovoltaic equipment (excluding extended business trip)	Pay a penalty of USD 10,000.00 per occurrence

Article 10 Force Majeure

1. Scope of Force Majeure: Including earthquakes, wars, cross-border logistics interruptions, policy adjustments between China and the US leading to obstacles in System development or equipment import, as well as power system failures (not caused by Party A), PV module supply chain interruptions, and carbon accounting standard policy adjustments.

2. Notification Obligation: The affected party shall notify the other party in writing within 24 hours and provide supporting materials (e.g., logistics interruption notice, policy document) within 7 working days.

3. Exemption from Liability: If the Contract cannot be performed due to force majeure, the two parties shall negotiate to terminate the Contract, and the incurred expenses shall be settled according to the actual workload; if part of the Contract can be performed, the two parties shall negotiate to extend the construction period.

Article 11 Dispute Resolution

1. Disputes shall first be resolved through friendly negotiation (negotiation period: 30 days).

2. If negotiation fails, either party has the right to file a lawsuit with the competent court at the place where Party B is located, or submit the dispute to the American Arbitration Association (AAA) for arbitration in accordance with its international arbitration rules (arbitration place: New York, arbitration tribunal composed of 3 members).

3. During the dispute period, except for the disputed matters, the other clauses of the Contract and the development and delivery of the undisputed part of the System shall continue to be performed.

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Article 12 Miscellaneous

1. Contract Modification: Adjustments to the energy module function or changes to the PV equipment model shall be confirmed in writing by both parties, and the supplementary agreement shall have the same legal effect as this Contract.

2. Contract Effectiveness: This Contract shall take effect from the date of signature and seal by both parties.

3. Number of Contract Copies: This Contract is made in 6 copies, with 3 copies held by each party, all having the same legal effect.

Party A (Seal): Starlight Garden Limited

Authorized Representative (Signature): /s/ Starlight Garden Limited

Date: August 8, 2025

Party B : Next Technology Holding Inc.

Authorized Representative (Signature): /s/ Next Technology Holding Inc.

Date: August 8, 2025

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